JOINT FILING AGREEMENT


Each of the undersigned hereby agrees:

     1. Each of them is individually eligible to use the Schedule 13G to which this Exhibit 99.1 is attached, and such Schedule 13G is filed on behalf of each of them.

     2. Each of them is responsible for the timely filing of such Schedule 13G and any further amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

     3. Nothing herein shall be, or shall be deemed to be, an admission that the parties hereto, or any of them, are members of a "group" (within the meaning of Section 13(d) of the Act and the rules and regulations promulgated thereunder).

     IN WITNESS WHEREOF, the parties have executed this Agreement as of this 16th day of February, 2004.

                                  /s/ Gerald F. Ehrlich
                                  Gerald F. Ehrlich


                                  THE MOYES CHILDREN'S TRUST DATED 12/14/92


                                  By:  /s/ Gerald F. Ehrlich
                                       Gerald F. Ehrlich, Trustee